**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

August 6, 2010

HOMETOWN BANCORP, INC. ANNOUNCES SECOND QUARTER 2010 EARNINGS

Hometown Bancorp, Inc., (the “Company”) (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the “Bank”), announced earnings of $12,000, for the three months ended June 30, 2010 as compared to $62,000 for the same period in 2009. The primary reason for the decrease in earnings for the quarter ended June 30, 2010 was an increase in the Company’s provision for loan losses and a decrease in mortgage banking income as a result of decreased originations of residential mortgage loans sold into the secondary market, partially offset by an increase in net interest income, and a decrease in non-interest expense.

Earnings for the six months ended June 30, 2010 were $243,000 as compared to $255,000 for the same period in 2009. The primary reason for the decrease in earnings for the six months ended June 30, 2010 was an increase in the Company’s provision for loan losses and a decrease in mortgage banking income as a result of decreased originations of residential mortgage loans sold into the secondary market, partially offset by an increase in net interest income, and a decrease in non-interest expense.

Net interest income increased by $110,000 or 7.1%, to $1.7 million for the three months ended June 30, 2010 compared to the prior year period. The primary reason for the increase in net interest income during the quarter ended June 30, 2010, was the decrease in the average cost of interest-bearing liabilities of 85 basis points to 1.03% as compared to the three months ended June 30, 2009, partially offset by a decrease in the average yield of interest-earning assets of 31 basis points to 5.51% for the three months ended June 30, 2010.  The interest rate spread increased by 54 basis points to 4.48% for the three months ended June 30, 2010 from 3.94% for the three months ended June 30, 2009. The net interest margin increased by 35 basis points to 4.68% for the three month period ended June 30, 2010 as compared to the three month period ended June 30, 2009.

Net interest income increased by $227,000 or 7.3%, to $3.3 million for the six months ended June 30, 2010 compared to the prior year period. The primary reason for the increase in net interest income during the six months ended June 30, 2010, was the decrease in the cost of average interest-bearing liabilities of 90 basis points to 1.07% when compared to the six months ended June 30, 2009, partially offset by a decrease in the average yield of interest-earning assets of 30 basis points to 5.60% for the six months ended June 30, 2010.  The interest rate spread increased by 60 basis points to 4.53% for the six months ended June 30, 2010 from 3.93% for the six months ended June 30, 2009. The net interest margin increased by 37 basis points to 4.72% for the six month period ended June 30, 2010 as compared to the six month period ended June 30, 2009.

The provision for loan losses for the quarter ended June 30, 2010 was $338,000, an increase of $180,000 as compared to the quarter ended June 30, 2009. The increase was primarily a result of a $312,000 charge-off of a commercial business loan during the second quarter of 2010. There were net charge-offs of approximately $350,000 during the second quarter of 2010 compared to net charge-offs of $35,000 during the prior year period.

The provision for loan losses for the six months ended June 30, 2010 was $388,000, an increase of $70,000 as compared to the provision for loan losses for the prior year period. The allowance for loan losses totaled $2.0 million at June 30, 2010, or 1.40% of total loans, as compared to $1.9 million, or 1.38% of total loans as of December 31, 2009.  The increase in the provision for loan losses during the quarter ended and the six months ended June 30, 2010 was partially the result of management’s consideration for continued economic weakness during 2010 necessitating a higher level of allowance.

Non-interest income was $405,000 for the quarter ended June 30, 2010 compared to $610,000 for the quarter ended June 30, 2009. The primary reason for the decrease in non-interest income for the quarter ended June 30, 2010, was mortgage banking income, net, which decreased by $169,000. This was a result of decreased volume of loans sold and unfunded loans committed to be sold during the second quarter of 2010. Banking fees and service charges decreased by $22,000 as a result of customer preference for service charge free accounts and the competitive banking environment for core deposits.

Non-interest income was $817,000 for the six months ended June 30, 2010 compared to $1.2 million for the six months ended June 30, 2009. The primary reason for the decrease in non-interest income for the six months ended June 30, 2010, was mortgage banking income, net, which decreased by $294,000. This was a result of decreased volume of loans sold and unfunded loans committed to be sold during the first half of 2010. Banking fees and service charges decreased by $17,000 as a result of customer preference for service charge free accounts and the competitive banking environment for core deposits. Other non-interest income decreased by $37,000, primarily due to a loss of rental income of $13,000 compared to the six months ended June 30, 2009, and the Company recorded a loss in an investment in a title company of $9,000 compared to a gain of $12,000 in the prior year period in 2009.

Non-interest expense decreased by $194,000 and was $1.7 million for the quarter ended June 30, 2010, compared to $1.9 million for the quarter ended June 30, 2009. Non-interest expense decreased primarily due to decreases in FDIC deposit insurance premiums of $141,000, as a result of the special FDIC assessment paid in 2009. Decreases in most other major expense categories were achieved as part of cost containment actions, such as salaries and employee benefits expense which decreased by $58,000. These decreases were partially offset by increases in other real estate owned expense of $57,000, and data processing expense of $11,000.

Non-interest expense decreased by $167,000 and was $3.4 million for the six months ended June 30, 2010, compared to $3.5 million for the six months ended June 30, 2009. Non-interest expense decreased primarily due to decreases in FDIC deposit insurance premiums of $109,000, as a result of the special FDIC assessment paid in 2009. Decreases in most other major expense categories were achieved as part of cost containment actions, such as salaries and employee benefits expense which decreased by $66,000. These decreases were partially offset by increases in other real estate owned expense of $101,000, and data processing expense of $26,000.

Total assets grew $652,000, or 0.4%, to $156.9 million at June 30, 2010 from $156.3 million at December 31, 2009. The increase was due primarily to an increase in loans receivable, net of $1.0 million, an increase of $899,000 in investment securities and an increase of $584,000 in other real estate owned, offset by a decrease in cash and cash equivalents of $2.2 million, from December 31, 2009 to June 30, 2010. The primary reasons for the growth in loans during 2010 were increases of $4.4 million in residential mortgages and increases of $690,000 in commercial real estate loans, offset by decreases of $2.6 million in construction mortgages and $2.0 million in commercial business loans.

Nonperforming loans totaled $5.4 million, or 3.9%, of total loans at June 30, 2010 compared to $5.6 million, or 4.0%, of total loans at December 31, 2009. Nonperforming loans at June 30, 2010 were comprised primarily of $2.7 million in one- to -four family residential loans, $2.1 million of land loans (which included $1.7 million of loans extended to two residential subdivisions) and two loans to builders for construction of unsold homes totaling $599,000.

Other real estate owned totaled $2.0 million at June 30, 2010 compared to $1.4 million at December 31, 2009. Other real estate owned consisted of four residential properties, one residential building lot and three commercial buildings. During the six months ended June 30, 2010, we foreclosed on a commercial building with a carrying value of $360,000 and two one- to -four family residential properties with a carrying value of $283,000.

Total deposits were $133.0 million at June 30, 2010 compared to $131.7 million at December 31, 2009, an increase of approximately $1.3 million or 1.0%. The increase in deposits consisted primarily of an increase in savings accounts of $2.4 million and an increase in money market and interest checking accounts of approximately $1.5 million. This increase was offset in part by declines in certificates of deposit which decreased by $2.7 million.

Total borrowings were $2.0 million at June 30, 2010 compared to $3.0 million at December 31, 2009. The borrowings were paid down by the deposit growth during the first six months of 2010.

Total stockholders’ equity increased $217,000 from $19.3 million at December 31, 2009 to $19.5 million at June 30, 2010. Equity increased primarily due to earnings of $243,000 for the six months ended June 30, 2010, partially offset by dividends declared of $41,000 during 2010.

On July 23, 2010, the Board of Directors announced a cash dividend of $0.02 per share of Hometown Bancorp, Inc. common stock. The dividend will be payable to stockholders of record as of August 6, 2010, and is expected to be paid on August 20, 2010. Hometown Bancorp MHC which holds approximately 56.3% of the Company’s total outstanding shares will waive receipt of the dividend on its shares.

Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

	June 30,	December 31,
(Dollars in thousands)	2010	2009
Financial Condition Data:
Total assets	$156,919	$156,267
Investment securities	2,189	1,290
Loans held for sale	1,293	1,175
Loans receivable, net	137,794	136,793
Deposits	133,024	131,748
Borrowings	2,000	3,000
Total stockholders’ equity	19,506	19,289

Capital Ratios:
Average equity to average assets	12.58%	12.50%
Equity to total assets at the end of the period	12.43	12.34

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.40%	1.38%
Allowance for loan losses as a percent of nonperforming loans	36.11	34.48
Net charge-offs to average outstanding loans during the period (annualized)	0.51	0.06
Nonperforming loans as a percent of total loans	3.88	4.01
Nonperforming assets as a percent of total assets	4.74	4.48

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2010	2009	2010	2009
Operating Data:
Interest income	$ 1,954	$ 2,051	$ 3,956	$ 4,223
Interest expense	297	530	617	1,111
Net interest income	1,657	1,547	3,339	3,112
Provision for loan losses	338	158	388	318
Net interest income after provision for loan losses	1,319	1,389	2,951	2,794
Noninterest income	405	610	817	1,161
Noninterest expenses	1,703	1,897	3,371	3,538
Income before taxes	21	102	397	417
Income tax expense	9	40	154	162
Net income	$12	$62	$243	$255

Earnings Per Common Share:
Basic and diluted	$ 0.01	$ 0.03	$ 0.11	$ 0.11
Weighted average shares outstanding	2,249	2,244	2,249	2,246

Performance Ratios (1):
Return on average assets	0.03%	0.16%	0.31%	0.34%
Return on average equity	0.24	1.30	2.48	2.68
Interest rate spread (2)	4.48	3.94	4.53	3.93
Net interest margin (3)	4.68	4.33	4.72	4.35
Noninterest income to average assets	1.05	1.60	1.05	1.53
Noninterest expense to average assets	4.39	4.98	4.32	4.66
Efficiency ratio (4)	82.59	87.95	81.11	82.80
Average interest-earning assets to average	123.26	126.91	122.77
interest-bearing liabilities				126.66

Dividends declared per share	$ 0.02	$ 0.02	$ 0.04	$ 0.02
Book value per share			$ 8.38	$ 8.16

(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income.